Exhibit 99.1

    Critical Therapeutics Reports Fourth Quarter and Full Year 2005 Financial Results; Reports initial data from launch of ZYFLO(R) (zileuton tablets)


     LEXINGTON, Mass.--(BUSINESS WIRE)--Feb. 9, 2006--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the fourth quarter and year ended December 31, 2005. The Company also announced initial sales and prescriptions written for its first commercial product, ZYFLO(R) (zileuton tablets). ZYFLO was approved for marketing by the U.S. Food and Drug Administration (FDA) on September 28, 2005 and sales of the drug began in late October 2005.
     "The U.S. launch of ZYFLO highlighted a quarter in which we made steady progress in advancing our pipeline," said Paul Rubin, M.D., president and chief executive officer of Critical Therapeutics. "Though we are early in our launch phase, we are encouraged by the number of new and returning prescribers and patients, which has increased steadily since we brought our asthma drug to market in late October 2005. We believe this trend demonstrates that our target audience of allergists, pulmonologists and other respiratory specialists are responding to the messages for ZYFLO, including its distinct mechanism of action and its utility as an add-on therapy."
     For the three months ended December 31, 2005, the Company posted a net loss available to common stockholders of $14.7 million, or $0.43 per share, based on approximately 34.1 million weighted average common shares outstanding. This compares with a net loss of $11.2 million, or $0.47 per share, for the same period in 2004, based on approximately 23.7 million weighted average common shares outstanding. The increase in common shares outstanding reflects the Company's private placement of approximately 9.9 million shares of common stock in June 2005.
     The net loss available to common stockholders for the year ended December 31, 2005 was $47.1 million, or $1.61 per share. This compares with a net loss available to common stockholders in 2004 of $33.3 million, or $2.28 per share.

     Recent Highlights

     Since the end of the third quarter of 2005, Critical Therapeutics:

     -- Launched ZYFLO in the United States for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO is being sold through an 80-person specialty sales force with an average of seven years of pharmaceutical sales experience.

     -- Received data indicating that more than 3,000 prescriptions for ZYFLO tablets have been written by more than 800 physicians during the first 14 weeks of the launch, which included three major holiday weeks. Approximately two-thirds of prescribing physicians are first-time prescribers of ZYFLO.

     -- Announced the achievement of a preclinical, proof-of-concept milestone in its High Mobility Group Box 1 (HMGB1) program with MedImmune, Inc. demonstrating activity in models of acute (sepsis) and chronic (rheumatoid arthritis) inflammation. This collaboration milestone resulted in a $1.25 million cash payment to Critical Therapeutics. In addition, MedImmune increased its commitment to this program by agreeing to fund up to an additional $1.0 million for full-time employees at Critical Therapeutics through the end of 2006.

     -- Received clearance from the FDA to begin a Phase I/II study of the intravenous (IV) formulation of zileuton. This study, which recently enrolled its first patient, is designed to test the safety, tolerability, pharmacokinetics and exploratory efficacy of zileuton IV in 60 patients with asthma. Zileuton IV is initially being studied for use in patients who suffer acute exacerbations of asthma that lead to emergency room visits. There are an estimated two million visits annually to U.S. hospital emergency rooms by patients suffering from severe asthma attacks.

     -- Completed the clinical dosing phase of two definitive pharmacokinetic studies comparing the bioavailability of zileuton controlled-release
          (CR) tablets and ZYFLO in healthy volunteers. The CR formulation represents a more convenient twice-daily dosing regimen for patients. Data from these studies is expected to be available early in the second quarter of 2006. These studies, together with results from previously completed pivotal studies, are intended to form the basis of the Company's New Drug Application (NDA) for approval of the CR formulation. Critical Therapeutics expects to submit the NDA in mid-2006, pending agreement from the FDA to allow submission with only six months of stability data.

     -- Presented two scientific posters at the American College of Chest Physicians (ACCP) CHEST 2005 Meeting in Montreal, Canada demonstrating, in a retrospective analysis, that ZYFLO significantly improved the lung function of asthma patients and reduced their need for beta agonist and corticosteroid rescue medication.

     -- Presented a scientific poster at the American College of Allergy, Asthma & Immunology (ACAAI) 2005 Annual Meeting in Anaheim, California on research derived from a retrospective analysis on the efficacy of ZYFLO in asthmatics. The Company also sponsored a symposium on the 5-LO pathway at this medical meeting.

     Financial Results for the Three Months Ended December 31, 2005 and 2004

     Revenue for the three months ended December 31, 2005 was $2.1 million, compared with $1.0 million for the same period in 2004. In the final quarter of 2005, Critical Therapeutics began to generate revenue from product sales of ZYFLO, as well as continue to recognize revenue from its ongoing HMGB1 collaboration with MedImmune and from its license agreement with Beckman Coulter, Inc. to develop diagnostic assays. Collaboration revenue increased as a result of the achievement and receipt of a milestone payment to Critical Therapeutics by MedImmune during the fourth quarter of 2005.
     Initial orders of ZYFLO by wholesalers, third-party distributors and pharmacies during the fourth quarter of 2005 totaled approximately $2.1 million, net of launch and other discounts. The Company is currently recognizing revenue from product sales when a prescription has been filled, rather than when the product is shipped to third parties. This accounting treatment resulted in $387,000 being recorded as net product sales in the fourth quarter of 2005 and $1.7 million being recorded as deferred product revenue on the Company's balance sheet at December 31, 2005. When the Company is able to establish a historical measurement of product returns for ZYFLO, it plans to change its method of recognizing revenue to one that is based upon shipments to third parties with appropriate reserves established for potential product returns.
     Total operating expenses for the three months ended December 31, 2005 increased $5.0 million, or 40.0 percent, to $17.5 million, compared with $12.5 million for the same period in 2004. The change in operating expenses resulted principally from changes in the following areas:

     -- Cost of products sold amounted to $514,000 in the fourth quarter of 2005 as a result of expenses associated with the launch of ZYFLO and royalties to a third party. Included in the cost of products sold was approximately $280,000 related to the write-down of certain ZYFLO inventory that had a shortened shelf-life at launch.

     -- Research and development expenses totaled $7.8 million in the fourth quarter of 2005, compared with $8.9 million for the same period in 2004. This decrease is primarily due to the completion of the transfer of manufacturing of ZYFLO to third parties in 2005.

     -- Sales and marketing expenses totaled $6.6 million in the fourth quarter of 2005, compared with $600,000 in the fourth quarter of 2004. This increase is related to the commercial launch of ZYFLO, including costs associated with the sales force, product samples, promotional materials and launch meeting.

     -- General and administrative expenses decreased to $2.6 million in the fourth quarter of 2005, compared with $3.0 million for the same period in 2004, primarily as a result of a decrease in stock-based compensation expense.

     Cash and short-term investments as of December 31, 2005 totaled $82.8 million, compared with $97.3 million at September 30, 2005 and $78.8 million at December 31, 2004. Net cash used in the fourth quarter of 2005 was $14.5 million and was lower than the Company's previous guidance due to the timing of certain research and development expenses, as well as higher cash received from wholesalers during the quarter, some of which has been recorded as deferred product revenue.

     Financial Results for the Years Ended December 31, 2005 and 2004

     For the year ended December 31, 2005, revenue increased to $6.2 million, compared with $4.4 million in 2004. Critical Therapeutics generated revenue in 2005 from product sales of ZYFLO and its ongoing HMGB1 collaborations with MedImmune and Beckman Coulter. Operating expenses in 2005 were $55.6 million, compared with $36.5 million in 2004, representing a 52.3 percent increase. The change in operating expenses resulted principally from increases in the following areas:

     -- Research and development expenses for 2005 increased $4.4 million to $30.0 million, compared with $25.6 million in 2004. Higher research and development expenses primarily reflect milestone payments to third parties for zileuton and continued clinical and preclinical work related to the further development of our zileuton franchise and cytokine programs.

     -- Sales and marketing expenses increased to $13.7 million in 2005, compared with $1.2 million in 2004. This increase is related to the commercial launch of ZYFLO, including hiring an 80-person specialty sales force and sales management team, market research, product branding and promotional materials.

     -- General and administrative expenses increased to $11.4 million in 2005, compared with $9.7 million in 2004. Higher G&A expenses resulted from an increase in headcount to support the commercial efforts for ZYFLO and costs associated with being a public company for the full year, including costs incurred in connection with the internal controls requirements of Section 404 of the Sarbanes-Oxley Act.

     Stock-based compensation expense amounted to $2.1 million in 2005, compared with $3.6 million in 2004. Stock-based compensation expense in 2005 and 2004 includes non-cash charges related to both employee stock grants made prior to the Company's initial public offering and non-employee stock options and restricted stock grants that have not fully vested. The decrease in stock-based compensation expense of $1.5 million from 2004 to 2005 resulted from changes in valuation of the underlying securities primarily due to fluctuations in the Company's stock price. Effective January 1, 2006, the Company's operating results will also begin to include the expense associated with equity compensation to its employees for all outstanding and unvested grants in accordance with SFAS 123(R).

     Pipeline Update

     The Company's development programs focused on modulating cytokine response continue to progress:

     -- HMGB1 Program: Critical Therapeutics expects its collaborative efforts with MedImmune to result in the selection of a clinical candidate in the middle of 2006.

     -- CTI-01 Program: More than half of the anticipated 150 patients have been enrolled in the Phase II trial of CTI-01 in patients who are at risk of complications, including organ damage, because they are undergoing cardiac surgery involving the cardiopulmonary bypass machine.

     -- Alpha-7 Program: The Company is in the process of selecting a clinical candidate and anticipates that it could submit an IND application in late 2006 and begin a clinical study in early 2007.

     Financial Guidance

     Critical Therapeutics expects net cash expenditures to be between $18 million and $20 million in the first quarter of 2006. Depending on the growth in sales of ZYFLO, net cash expenditures are expected to decline in each quarter of 2006. Revenue from ZYFLO sales will continue to be recognized based on prescriptions filled during the first quarter, net of any discounts or rebates.
     For the year ending December 31, 2006, the Company estimates that its research and development expenses will increase to between $40 million and $45 million. The Company expects that these expenses will be offset partially by anticipated milestone payments and the funding of certain employees involved with the HMGB1 collaboration with MedImmune. The Company estimates that its 2006 sales and marketing expenses will be between $22 million and $24 million and that its 2006 general and administrative expenses will be between $11 million and $13 million. These estimates for 2006 include the impact of expensing stock options to employees under SFAS 123(R). The non-cash charges related to stock-based compensation expense for employees and non-employees are projected to be between $5 million and $6 million for 2006. The Company expects that its operating expenses will be partially offset by cash generated from ZYFLO product sales, revenue from our ongoing collaborations with MedImmune and Beckman Coulter, any cash raised from financing or new business development activities and interest income.
     As product sales of ZYFLO grow, the Company expects gross margins to improve throughout 2006 and average approximately 70 percent to 75 percent for the full year of 2006, with the opportunity for continued improvement in future years. These gross margin projections include the royalties owed on sales of ZYFLO.

     Conference Call Information

     Critical Therapeutics will hold a conference call for investors to discuss the Company's fourth quarter and full year 2005 financial results, strategy, upcoming milestones and financial guidance. Investors and other interested parties can access the call as follows:



Date:                Thursday, February 9, 2006

Time:                5:00 p.m. ET

Dial-in:             (888) 349-5690 (domestic)
                     (706) 643-3945 (international)

Conference ID:       4108103

Webcast Information: www.crtx.com

     A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

     About ZYFLO

     ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO, which contains the active ingredient zileuton, blocks the formation of leukotrienes that may contribute to asthma symptoms. Zileuton is an orally active inhibitor of 5-lipoxygenase, the enzyme that catalyzes the formation of leukotrienes from arachidonic acid. The recommended dose is one 600 mg tablet four times a day. ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO can be continued during acute exacerbations of asthma. ZYFLO should be taken regularly, even during symptom-free periods.

     ZYFLO Safety Information

     Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal.
     For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

     About Critical Therapeutics

     Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. The Company's commercialization efforts for ZYFLO are carried out by its 80-person specialty sales force. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

     Forward-Looking Statements

     Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits and market acceptance of ZYFLO; the progress and timing of our drug development programs and related trials; the timing and success of regulatory filings, regulatory approvals and product launches; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for the first quarter 2006 and projected expenses for the full year 2006, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the NDA submission for the controlled-release formulation of zileuton; our heavy dependence on the commercial success of ZYFLO and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under
Section 404 of the Sarbanes-Oxley Act of 2002; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The financial information presented in this press release represents preliminary financial results, but the audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act, integrated audit requirements will not be met until the Company has completed all of the steps necessary to file these financial statements with the SEC.
     In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

     ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

     Financial Tables Follow


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                           Three Months Ended         Year Ended
                              December 31,            December 31,
in thousands except
 share and per share
 data                       2005        2004        2005        2004
----------------------------------------------------------------------
 Revenues:
  Net product sales         $387          $0        $387          $0
  Revenue under
   collaboration
   agreements              1,712         964       5,837       4,436
     Total revenues        2,099         964       6,224       4,436
 Costs and expenses:
  Cost of products
   sold                      514           0         514           0
  Research and
   development             7,771       8,901      29,959      25,578
  Sales and marketing      6,629         600      13,671       1,199
  General and
   administrative          2,629       2,962      11,406       9,679
     Total costs and
      expenses            17,543      12,463      55,550      36,456
 Operating loss          (15,444)    (11,499)    (49,326)    (32,020)
 Other income
  (expense):
  Interest income            808         408       2,427       1,098
  Interest expense           (51)        (87)       (191)       (172)
     Total other
      income                 757         321       2,236         926
 Net loss                (14,687)    (11,178)    (47,090)    (31,094)
 Accretion of
  dividends and
  offering costs
  on preferred stock           0           0           0      (2,209)
 Net loss available to
  common stockholders   ($14,687)   ($11,178)   ($47,090)   ($33,303)
----------------------------------------------------------------------
 Net loss per share
  available to common
  stockholders            ($0.43)     ($0.47)     ($1.61)     ($2.28)
----------------------------------------------------------------------
 Basic and diluted
  weighted-average
  common shares
  outstanding         34,057,570  23,735,544  29,276,243  14,631,371
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                                                        December 31,
 in thousands                                          2005     2004
----------------------------------------------------------------------
 Assets:
 Current assets:
   Cash and cash equivalents                        $57,257  $11,980
   Accounts receivable                                1,024        0
   Amount due under collaboration agreements            205       16
   Short-term investments                            25,554   66,849
   Inventory, net                                     1,869        0
   Prepaid expenses and other                         2,179    1,851
      Total current assets                           88,088   80,696
 Fixed assets, net                                    3,563    2,205
 Other assets                                           168      213
 Total assets                                       $91,819  $83,114
----------------------------------------------------------------------
 Liabilities and Stockholders' Equity:
 Current liabilities:
   Current portion of long-term debt and capital
    lease obligations                                $1,179     $837
   Accounts payable                                   4,615    4,218
   Accrued expenses                                   4,876    2,741
   Revenue deferred under collaboration agreements    5,706    8,543
   Deferred product revenue                           1,707        0
      Total current liabilities                      18,083   16,339
 Long-term debt and capital lease obligations, less
  current portion                                     1,489    1,367
 Stockholders' equity:
   Preferred stock, par value $0.001; authorized
    5,000,000 shares; no shares issued and
    outstanding                                           0        0
   Common stock, par value $0.001; authorized
    90,000,000 shares; issued and outstanding
    34,126,977 and 24,085,481 shares at
    December 31, 2005 and 2004, respectively             34       24
   Additional paid-in capital                       181,718  130,374
   Deferred stock-based compensation                 (3,794)  (6,101)
   Accumulated deficit                             (105,617) (58,527)
   Accumulated other comprehensive loss                 (94)    (362)
      Total stockholders' equity                     72,247   65,408
 Total liabilities and stockholders' equity         $91,819  $83,114
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                                                       Year Ended
                                                       December 31,
 in thousands                                         2005      2004
----------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                        ($47,090) ($31,094)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense               800     1,092
   Amortization of premiums on short-term
    investments and other                              903       755
   Loss on disposal of fixed assets                    136       278
   Loss on conversion of warrants                        0        46
   Stock-based compensation expense                  2,141     3,562
   Forgiveness of notes receivable                       0       185
   Changes in assets and liabilities:
    Accounts receivable                             (1,024)        0
    Amount due under collaboration agreement          (189)    2,484
    Inventory                                       (1,869)        0
    Prepaid expenses and other                        (328)   (1,421)
    Other assets                                        45       277
    Accounts payable                                   397     3,895
    Accrued expenses                                 2,135    (2,211)
    Revenue deferred under collaboration
     agreements                                     (2,837)   (2,935)
    Deferred product revenue                         1,707         0
     Net cash used in operating activities         (45,073)  (25,087)
 Cash flows from investing activities:
  Purchases of fixed assets                         (2,169)   (2,019)
  Proceeds from sales and maturities of short-term
   investments                                      72,915    52,900
  Purchases of short-term investments              (32,255) (120,866)
     Net cash provided by (used in) investing
      activities                                    38,491   (69,985)
 Cash flows from financing activities:
  Net proceeds from private placement of common
   stock                                            51,362         0
  Proceeds from exercise of stock options              158       175
  Net proceeds from the initial public offering of
   common stock                                          0    37,817
  Net proceeds from issuance of convertible
   preferred stock                                       0    28,050
  Proceeds from long-term debt                       1,300     1,623
  Repayments of long-term debt and capital lease
   obligation                                         (961)     (691)
     Net cash provided by financing activities      51,859    66,974
 Net increase (decrease) in cash and cash
  equivalents                                       45,277   (28,098)
 Cash and cash equivalents at beginning of period   11,980    40,078
 Cash and cash equivalents at end of period        $57,257   $11,980


    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Senior Director, Investor & Media Relations llennox@crtx.com